Exhibit 99.1

FOR IMMEDIATE RELEASE

Gold Horse International, Inc. Reports Strong Third Quarter Fiscal 2010 Results

HOHHOT, China, May 28, 2010 /PRNewswire-Asia/ -- Gold Horse International, Inc., (OTC Bulletin Board: GHII) ("Gold Horse" or "the Company"), a multifaceted business group that controls and operates a construction company, real estate development business and a hotel and restaurant and banquet facility in Inner Mongolia, China, today announced its financial results for the three and nine months ended March 31, 2010.

Third Quarter Highlights

●	Net revenue increased 30.3% year-over-year to $12.1 million
●	Gross profit increased 16.0% year-over-year to $1.9 million, Third quarter gross argin was 16.0%.
●	Operating income was $1.4 million compared to operating income of $1.1 million a ear ago
●	For the three months ended March 31, 2010, net income increased to $1,234,397 from a net loss of $88,080 in the comparable 2009 period.
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Excluding non-cash debt financing expenses, adjusted net income was $1,486,000 million, or $0.02 per fully diluted share, compared to adjusted net income of $321,000, or $0.01 per fully diluted share, in the comparable 2009 period.

"During the third quarter of fiscal 2010, we continued to make progress on each of our construction and real estate projects. As the third quarter of our fiscal year is a slower period in construction due to weather conditions and the Chinese New Year holiday, we are pleased that we not only recorded strong increases in our revenue and gross profit but also generated net income," said Mr. Liankuan Yang, chairman and CEO of Gold Horse International, Inc.

Third Quarter Results

For the third quarter of fiscal year 2010, net revenue was $12.1 million, up 30.3% from $9.3 million in the same quarter of 2009. Construction revenue was $11.1 million, or 91.9% of net revenue, up from $8.4 million, or 90.1% of net revenue, for the three months ended March 31, 2009. Third quarter 2010 construction revenues were mainly due to several major construction projects including Fu Xing Bath Center, Jianhe Garden residential apartment project and Tuzuoqi (Chasuqi) Low-Rent Housing project. Revenue from the Real Estate segment was $0.2 million, up 99.8% from $362 in the same quarter last year. The slight increase was primarily attributable to the recording of revenues of approximately $228,000 on the installment method from the collection of an annual payment for the Chemistry College in the 2010 period.  Gross profit for the quarter was $1.9 million, up 16.0% from $1.7 million for the same quarter last year. Gross margin was 15.8%, down from 17.7% compared to the same period prior year. The decrease in gross margin was primarily due to increased construction costs.

Operating expenses for the quarter were $0.5 million, or 3.8% of net revenue, down 28.2% for the three months ended March 31, 2009, or 6.3% of net revenue. This decrease was mainly due to a one-time gain from the sale of land use rights, an increase in a gain from bad debt recovery related to the collection of accounts receivable which had previously been written off, and a decrease in depreciation and amortization offset by an increase in hotel operating expenses related to the purchase of low costs items such as plates and glasses, and an increase in salaries and employee benefits.

Operating income for the quarter was $1.4 million, up 35.7% from the $1.1 million of operating income for the same period in the prior year. Operating margin for the third quarter of 2010 was 11.9% compared to 11.5% for the same period in the prior year.

The Company recorded a net income of $1.2 million for the quarter ended March 31, 2010, compared to a net loss of $88,080 for the same period prior year.

Nine Months Results

Net revenue for the nine months ended March 31, 2010 was $23.4 million, down 54.7% from $51.6 million in the same period prior year. Construction revenue was $20.7 million, or 88.6% of net revenue, down 57.4% from $48.6 million, or 94.2% of net revenue, in the same period of 2009. Revenue from the hotel segment was $2.3 million, or 9.7% of net revenue, down 13.3% from $2.6 million, or 5.1% of net revenue, in the same period prior year. Revenue from the real estate segment was $0.4 million, or 1.7% of net revenue, up 1.1% from $0.4 million, or 0.7% of net revenue, in the same period prior year. Gross profit was $3.7 million, or 15.7% of net revenue, down 55.1% from $8.2 million, or 15.8% of net revenue for the same period of last year. Operating income was $2.6 million, or 11.3% of net revenue, down 60.9% from $6.7 million, or 13.0% of net revenue, in the same period of 2009. Net income was $0.3 million or $0.00 per fully diluted share, down 90.0% from $3.3 million, or $0.05 per fully diluted share in the same period of 2009.

Financial Condition

At March 31, 2010, Gold Horse had $0.5 million in cash and cash equivalents, $5.6 million in working capital and a current ratio of 1.3 to 1. Additionally, at March 31, 2010, the Company had short-term debt of $3.5 million and long-term debt of $0.3 million. At March 31, 2010, shareholders' equity was $32.3 million, up from $30.3 million as of June 30, 2009. Cash used in operating activities during the first nine months of fiscal 2010 was $0.5 million, which was primarily attributable to an increase in construction in progress related to the construction of Procuratorate Housing.

About Gold Horse International, Inc.

Gold Horse International, Inc., through its wholly owned subsidiaries, Gold Horse International, Inc. (Nevada) and Global Rise International Ltd., controls and operates Inner Mongolia Jin Ma Construction Co., Ltd., Inner Mongolia Jin Ma Hotel Co., Ltd., and Inner Mongolia Jin Ma Real Estate Development Co., Ltd., all based in Hohhot, the regional capital of Inner Mongolia Autonomous Region in China. Jin Ma Construction has been providing construction and general contractor services in Hohhot to both private developers and to the local and regional governments since 1980. Jin Ma Hotel owns, operates and manages the Jin Ma Hotel, a full-service, two-star hotel and restaurant and banquet facility located in Hohhot. Jin Ma Real Estate develops residential and commercial properties in Hohhot. For more information on the Company, visit http://www.goldhorseinternational.com. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties such as cost overruns, lack of materials, projected earnings not realized and other risks of construction that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (http://www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Gold Horse International, Inc.

Mr. Adam Wasserman, CFO

Phone: +1-800-867-0078 x702

Email: adamw@cfooncall.com